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                                                                    EXHIBIT 99.1


NEWS RELEASE


St. Clair Shores, MI - December 3, 2003 - Federal Screw Works (NASDAQ:FSCR) announced today that its Board of Directors has authorized the Company to repurchase up to 185,000 shares, or approximately 12.9 %, of the Company's outstanding common stock. Under the repurchase program, the Company has authority to repurchase stock through the open market, block purchases, or in negotiated private transactions on an ongoing basis. The repurchases will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. The Board of Directors believes that the repurchase program will allow the Company to be in technical compliance with the Controlled Company exemption from certain new director independence and board committee requirements for companies traded on the Nasdaq Stock Market, Inc.

Federal Screw Works is a domestic manufacturer of industrial component parts, consisting of locknuts, bolts, piston pins, studs, bushings, shafts and other machined, cold formed, hardened and/or ground metal parts. Production is in high-volume job lots to the specification of original equipment manufacturers and sold to them for incorporation into their assemblies. The majority of these sales are to manufacturers of automobiles and trucks, with the balance being mainly to manufacturers of nonautomotive durable goods. For additional information contact the Company at 586-443-4200 or through its website at www.federalscrew.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "guidance" and similar expressions are intended to identify forward-looking statements. Key risks are described in the reports Federal Screw Works periodically files with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the economic conditions of the domestic auto manufacturing industry in general, as well as the Company's actual performance. Results may vary from those stated herein and the Company undertakes no obligation to update the information contained here.